Amendment No. 1

to

Securities Purchase Agreement

THIS AMENDMENT NO.1 TO SECURITIES PURCHASE AGREEMENT (the “Amendment”) is made as of February 2, 2012, by and between NEW POWER SOLUTIONS, LLC (“NPS”) and NEAH POWER SYSTEMS, INC. (“Neah”).  NPS and Neah are also sometimes referred to hereinafter as “the Parties”.  Capitalized terms used herein without definition shall have their respective meanings as set forth in the SPA (as defined below).

B A C K G R O U N D:

WHEREAS, the Parties executed a certain Securities Purchase Agreement, dated November 4, 2011 (the “SPA”), pursuant to which NPS committed to purchase: (A)  in the First Placement Transaction,  certain securities of Neah for subscription funds up to $1,500,000, and (B) in the Second Placement Transaction, certain securities of Neah for subscription funds up to $2,500,000;

WHEREAS, through January 24, 2012, NPS subscribed for and fully paid for an aggregate of $300,000 securities in the First Placement Transaction;

WHEREAS, NPS has not met the schedule for the completion of the First Placement Transaction, and the Parties intend to make amendments to the SPA as herein defined;

WHEREAS, the Parties wish to amend the SPA to (i) extend the time by which the First Placement Transaction shall be completely funded to March 9th 2012 and to set a schedule for NPS’s obligation to purchase and pay for Neah’s securities; (ii) confer certain additional rights to the holders of the Warrants which are to be issued pursuant to the First Funding Transaction; (iii) modify the Second Placement to require agreement between NPS and Neah regarding the start date, and whether the Second Placement Transaction is needed whereby both Parties will negotiate in good faith on such start date and the dollar amount of the Second Placement Transaction; and (iv) include the stipulation that, effective Jan 23 2012, the First Placement Transaction will be non-exclusive to the funder whereby, however, Neah would need NPS approval to receive direct investments from investors which NPS has identified.

NOW, THEREFORE, in consideration of the promises made by the Parties to each other and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, it is agreed as follows:

The SPA shall be deemed modified and amended by the following provisions, it being understood that in the event of any conflicts between the provisions of the SPA and those contained in this Amendment that the provisions of this Amendment shall govern and control:

1.      Section 2.A.a of the SPA shall be amended as follows:

a.      The deadline (set forth in the third sentence of Section 2.A.a) for full funding of the balance of the First Placement Transaction is extended to March 9, 2012.   NPS commits to subscribe for and pay for the balance of the First Placement Transaction pursuant to the following schedule:  (i) $80,000 by February 3, 2012, (b) an additional $80,000 by February 17, 2012, and (c) the remaining amount to complete the full First Placement Transaction by March 9, 2012.

b.      The time for issuance of the Warrant (set forth in the first sentence of Section 2.A.a) will be following the earlier of (i) completion of the First Placement and (ii) termination of the SPA.

c.       The last sentence of Section 2.A.a is revised to delete the 15-day cure period and replace with a 7-day cure period in the event that Investor fails to complete the First Placement Transaction on the agreed-upon schedule.

2.      The first sentence of Section 2.A.b of the SPA shall be amended to read in its entirety as follows:

“After the consummation of the First Placement Transaction of $1,500,000, the Company and the Investor shall discuss in good faith and mutually determine whether a Second Placement Transaction is needed, whereby both Parties will negotiate in good faith on such start date, the dollar amount of the Second Placement Transaction, the agreed-upon payment schedule in the Second Placement Transaction and any other changes to the terms of the Second Placement Transaction.”

3.      The form of the Warrants to be issued pursuant to the First Placement Transaction shall be changed to include the following additional clause:

The cash Exercise Price of the Warrant shall be reduced to $0.007 per Common Share, and the number of warrants will be reduced by 50%, if the Holder exercises the Warrant within 10 business days following the issuance of the warrant upon (i) completion of the funding pursuant to the First Placement Transaction or (ii) termination of the Securities Purchase Agreement.

4.      In addition to its rights to terminate the Agreement in the event fails to fund the First Funding Transaction in accordance with the agreed-upon schedule, Neah shall have the option, in its sole discretion, to terminate the First Funding Transaction once $800,000 has been received by Neah (an “Optional Termination”). In the event of such Optional Termination by Neah, (a) Neah’s obligations in Section 3 of the SPA with respect to “Director Appointment Consent One” shall continue to be in force and (b) Neah’s obligations in Section 4 of the SPA with respect to Registration Rights shall continue to be in force.  In the event of such Optional Termination by Neah, NPS will be issued (a) $97,000 in common stock, with the restricted common stock price at $0.007, and (b) 25 million common shares and 25 million warrants whereby the terms of such warrants are identical to the terms of the warrants issued pursuant to the First Placement Transaction.

5.      Section 4 of the SPA is amended to extend the date for filing the registration statement to within 90 days after the earlier of (i) funding in full of the First Placement Transaction and (ii) the date of the Optional Termination.

6.      Section 8 Exclusive Status of the SPA is hereby deleted in its entirety.

7.      Section 9 of the SPA is amended to clarify that Neah shall be permitted to accept investments from existing accredited investors and shall not be subject to the $250,000 limitation or pre-approval by NPS, however, Neah would need NPS approval to receive direct investments from investors which NPS has identified.

8.      NPS confirms that it has received and reviewed Neah’s SEC filings through the date hereof, including the annual report on Form 10-K for the year ended September 30, 2011, and acknowledges that all of Neah representations and warranties in the SPA are modified by the disclosures in the SEC filings.

The Parties hereby ratify, approve and confirm all of the terms and provisions of the SPA not expressly modified and amended by this Amendment and acknowledge that each has had counsel of their to choice review and advise on the terms and provisions of this Amendment.

IN WITNESS WHEREOF, the parties have signed and delivered this Amendment as of the day, month and year first above written.

NEAH Power Systems, Inc.                                 New Power Solutions, LLC

By: /s/ Stephen M. Wilson                                 By:  /s/ Joerg H. Klaube

      Stephen M. Wilson                                             Joerg H. Klaube

      Chief Financial Officer                                       Managing Member